Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 3 to Registration Statement No. 333-153655 of (i) our report dated March 4, 2009, relating to the consolidated financial statements of Edgen Murray II, L.P. and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption of the provisions of Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes,” on January 1, 2007) and (ii) our report dated May 12, 2009, relating to the financial statements of Edgen Murray Limited, appearing in the Prospectus, which is part of this Registration Statement.

Our audits of the financial statements of the Company referred to in our aforementioned report also included the financial statement schedule, listed in Item 16. This financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects, the information set forth therein.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

New Orleans, Louisiana

May 12, 2009